                              ATTACHMENT 77D

           Description of Changes in the Fund's Investment Policies That Have Not Been Submitted to a Vote of Security Holders

At a meeting of the Board of Directors of the LB Series Fund, Inc. (the "Fund") held on December 4, 1997, the Directors of the Fund approved the following change in the non-fundamental investment policy of the Money Market Portfolio of the Fund:

     RESOLVED, that the investment policies of the LB Series Fund, Inc. (the "Fund") as set forth in the "Investment Objectives and Policies" section of the Fund's Statement of Additional Information are hereby amended by deleting the following paragraph from such section:

     3. Commercial paper issued by domestic corporations which at the date of investment has been found by the Portfolio's Adviser to have minimal credit risk and is rated "high quality" by Moody's Investors Service, Inc. ("Moody's") or Standard &
     Poor's Corporation ("S&P"), provided that in no event will the Portfolio invest in commercial paper rated lower than Prime-2 by Moody's or A-2 by S&P or, if not rated, issued by domestic corporations which have an outstanding senior long-term debt issue rated Baa or better by Moody's or BBB or better by S&P. In the case where commercial paper has received different ratings from different services, such commercial paper is an acceptable investment so long as at least one rating is a top quality rating and provided the commercial paper presents minimal credit risk. The Portfolio will not invest more than 5% of its assets in securities that have received different ratings from different services, and will invest no more than 1% of its assets in the securities of one issuer, when such securities have received different ratings. Long term corporate debt issues having less than 397 days to maturity are deemed to be commercial paper and to have a credit risk equal to the issuer's commercial paper rating. See "Description of Debt Ratings" for an explanation of the ratings issued by Moody's and S&P. "Commercial paper" consists of short-term (usually from one to 270 days) unsecured promissory notes issued by corporations in order to finance their current operations.

And inserting the following paragraph in place of the above deleted paragraph:

     3. Commercial paper issued by domestic corporations which at the date of investment have been found by the Portfolio's Adviser to have minimal credit risk and, except as noted below, are rated
     "high quality" by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("S&P"), or any other similar nationally recognized statistical rating organization ("NRSRO"), provided that in no event will the Portfolio invest in commercial paper rated lower than Prime-2 by Moody's or A-2 by S&P or any comparable rating by any other NRSRO or, if not rated, issued by domestic corporations which have an outstanding senior long-term debt issue rated A or lower by Moody's or A or lower by S&P. In the case where commercial paper has received different ratings from different services, such commercial paper is an acceptable investment so long as at least one rating is a top quality rating and provided the commercial paper presents minimal credit risk. When a security has received ratings by two or more different NRSROs and at least two of the ratings are the highest rating given by such NRSROs, the security will be considered "high quality". When a security has received ratings by two or more different NRSROs and only one of the ratings is the highest rating given by such NRSROs, the security will not be considered "high quality". The Portfolio will not invest more than 5% of its assets in securities that have received ratings from two or more different NRSROs and less than two of the ratings are the highest rating given by such NRSROs, and will invest no more than 1% of its assets in the securities of any one issuer, when the issuer's securities have received ratings from two or more different NRSROs and less than two of the ratings are the highest rating given by such NRSROs. Long term corporate debt issues having less than 397 days to maturity are deemed to be commercial paper and to have a credit risk equal to the issuer's commercial paper rating. See "Description of Debt Ratings" for an explanation of the ratings issued by Moody's and S&P. "Commercial paper" consists of short-term (usually from one to 270 days) unsecured promissory notes issued by corporations in order to finance their current operations.

This change was made effective with the Fund's prospectus dated May 1, 1998.

#22176